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                                  EXHIBIT 6.31

                  TERMINATION AGREEMENT, DATED APRIL 15, 1997,
                   BY AND BETWEEN THE COMPANY AND GERALD HATTO


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                              TERMINATION AGREEMENT

             THIS TERMINATION AGREEMENT (the "Agreement") is dated as of April 15, 1997, and is entered by and between Sequester Holdings, Incorporated (formerly, KCD Holdings Incorporated), a Nevada corporation (the "Company"), and Deerfield Corporation, a California corporation ("Deerfield").

             WHEREAS, the Company and Deerfield have entered into that certain Common Stock Purchase Agreement dated as of August 7, 1996 (the "Stock Agreement"), which provides that Deerfield buy 250,000 shares of the Company's common stock for $0.002 per share in three separate closings in August 1996, August 1997 and August 1998, in blocks of 150,000, 50,000, and 50,000 shares, respectively; and

             WHEREAS, the Stock Agreement provides that the shares purchased by Deerfield thereunder shall not vest for a period of two years from the date of each closing and that the Company has the right to repurchase all or any portion of the shares sold to Deerfield for $0.002 per share before they are vested; and

             WHEREAS, pursuant to the Stock Agreement, the Company has sold the first installment of 150,000 shares to Deerfield for $300.00, none of which shares is currently vested (the "Shares"); and

             WHEREAS, by letter agreement dated June 28, 1996, Deerfield has been retained as a consultant to perform advertising, design and marketing services for the Company at a rate of $600 per day plus expenses (the "Consulting Agreement"); and

             WHEREAS, subject to the terms hereof, Deerfield desires to sell the Shares back to the Company for $300.00 and to terminate its remaining rights and obligations under the Stock Agreement and Consulting Agreement, and Company is willing to repurchase the Shares and terminate such agreements and desires to enter a new consulting agreement directly with Gerald E. Hatto, the sole shareholder of Deerfield;

             NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties agree as follows:

    42. Repurchase of Shares. The Company agrees to repurchase the Shares from Deerfield, and Deerfield agrees to sell the Shares to the Company, for an aggregate purchase price of $300.00 ($0.002 per share). Deerfield shall deliver any stock certificate or certificates evidencing the Shares to the Company for cancellation.

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    43. Termination of Stock Agreement. The parties agree that the Stock
Agreement is hereby terminated and that each party's rights and obligations thereunder shall terminate as of the date hereof.

    44. Termination of Consulting Agreement. The parties agree that the Consulting Agreement is hereby terminated and that each party's rights and obligations thereunder shall terminate as of the date hereof, except with respect to any sums owing by Company to Deerfield under the Consulting Agreement for services rendered prior to the date hereof.

    45. Release of Deerfield. Deerfield hereby unconditionally and irrevocably releases, discharges, waives and renounces any and all rights, benefits, claims, actions and causes of action, counterclaims, third-party claims, offsets, demands, affirmative defenses, debts, controversies, contracts, promises, damages, costs, losses and expenses of every kind, character and description whatsoever, liquidated or unliquidated, known or unknown, whether matured or unmatured (collectively "Claims") arising under or relating to the Stock Agreement or the Consulting Agreement, except with respect to any Claims arising under the Consulting Agreement for services rendered prior to the date hereof. In connection with the foregoing release, Deerfield waives and relinquishes all rights and benefits conferred by California Civil Code Section 1542, which provides that:

             "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

    46. Release of Company. The Company hereby unconditionally and irrevocably releases, discharges, waives and renounces any and all Claims arising under or relating to the Stock Agreement or the Consulting Agreement. In connection with the foregoing release, the Company waives and relinquishes all rights and benefits conferred by California Civil Code Section 1542, which provides that:

             "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."



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    47. Integration. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, and contains all of the covenants and agreements between the parties with respect to such subject matter.

    48. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of California, without giving effect to the principles of choice of laws or conflicts of law.

             IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first above written.

                                   "Company"

                                   SEQUESTER HOLDINGS, INCORPORATED



                                   By: ______________________________________

                                   Title: ___________________________________


                                   "Deerfield"

                                   DEERFIELD CORPORATION"



                                   By: ______________________________________
                                       Gerald E. Hatto
                                       President



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